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                                                                   EXHIBIT 23(D)

          CONSENT OF PAUL JOSEPHSON C.P.A., P.C., INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" and to the use of our report dated June 5, 1995, with respect to the balance sheet of Long Island Nursing Registry, Inc. and the related statements of income and accumulated deficit and cash flows and our report on supplemental information also dated June 5, 1995, included in the Proxy Statement of Star Multi Care Services, Inc. that is made a part of the Registration Statement (Form S-4) and Prospectus of Star Multi Care Services, Inc. for the registration of its common stock.

                                             /s/_PAUL JOSEPHSON C.P.A., P.C.
                                               Paul Josephson C.P.A., P.C.

Melville, New York
July 18, 1996